Exhibit 1.2

June 15, 2021

STRICTLY CONFIDENTIAL

Predictive Oncology Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Attn: J. Melville Engle, Chief Executive Officer

Dear Mr. Engle:

Reference is made to that certain engagement agreement (the “Engagement Agreement”), dated as of January 7, 2021, by and between Predictive Oncology Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”). Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Agreement. The parties have agreed to amend the terms of the Engagement Agreement on the terms set forth herein.

Section A.1 of the Engagement Agreement shall be replaced with the following:

“1. Cash Fee. The Company shall pay to Wainwright a cash fee, or as to an underwritten Offering an underwriter discount, equal to 7.5% of the aggregate gross proceeds raised in each Offering and 7.5% of the aggregate gross proceeds received from the cash exercise of any warrants issued in an Offering. The fee payable on such exercise of warrants shall be paid to Wainwright promptly following receipt by the Company and in any event within five (5) days from the date(s) on which such warrants are exercised.”

Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this amendment and shall not be in any way changed, modified or superseded except as set forth herein.

This amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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430 Park Avenue | New York, New York 10022 | 212.356.0500

Security services provided by H.C. Wainwright & Co., LLC | Member: FINRA/SIPC

IN WITNESS WHEREOF, this amendment is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By	/s/ Mark W. Viklund
Name: Mark W. Viklund
Title: Chief Executive Officer

Accepted and Agreed:

PREDICTIVE ONCOLOGY INC.

By	/s/ Bob Myers
Name: Bob Myers
Title: CFO

[Signature Page to POAI Engagement Agreement Amendment]